Exhibit 10.1

Electronic Regulatory No.: 1304812013B00156

Contract on Assignment of State-owned Construction Land Use Right

Formulated by	Ministry of Land and Resources of the People’s Republic of China
State Administration for Industry and Commerce of the People’s Republic of China

Contract No.:

C13048120130013

Contract on Assignment of State-owned Construction Land Use Right

The Contract is entered into by and between the following Parties:
Assignor:	Land and Resources Bureau of Wu’an City	;
Mailing Address:	No. 26, Kuangjian Road, Wu’an City	;
Postal Code:	056300	;
Telephone:	5532900	;
Fax:	/	;
Bank of Account:	/	;
Account No.:	/	;
Assignee:	North Altair Nanotechnologies Co., Ltd.	;
Mailing Address:	No. 69, North Xinhua Avenue, Wu’an City	;
Postal Code:	056300	;
Telephone:	0310-5539622	;
Fax:	/	;
Bank of Account:	/	;
Account No.:	/	;

Chapter I General Provisions

Article 1

The Contract is concluded by and between both Parties on the principles of equality, voluntariness, with compensation, honesty and good faith and in accordance with the provisions of the Property Law of the People’s Republic of China, the Contract Law of the People’s Republic of China, the Law of Land Administration of the People’s Republic of China and the Law of the People’s Republic of China on Administration of Urban Real Estate, etc., relevant administrative regulations and land supply policies.

Article 2

The assigned land is owned by the People’s Republic of China; the Assignor may assign the state-owned construction land use right within the authorization scope of law; however, the underground resources and buried items shall be beyond the assignment scope of state-owned construction land use right.

Article 3

During the assignment period, the Assignee has the right to occupy, use, benefit from and dispose of the state-owned construction land it acquired pursuant to law, and to construct buildings, structures and auxiliary facilities pursuant to law on the said land.

Chapter II Delivery of the Assigned Land and Payment of the Assignment Fee

Article 4

The land parcel to be assigned hereunder is numbered 2013 No. 13 , the total area of the land parcel is (in words) ONE HUNDRED SIXTY THREE THOUSAND SIX HUNDRED AND THIRTY POINT THREE square meters (in figures: 163630.30 sq m), out of which the area of land parcel to be assigned is (in words) ONE HUNDRED SIXTY THREE THOUSAND SIX HUNDRED AND THIRTY POINT THREE square meters (in figures: 163630.30 sq m).

The land parcel to be assigned hereunder is located at Dongchangyuan Village, Dongzhuchang Village, Wu’an City.

The plane boundary of the land parcel to be assigned hereunder is           /         ; See Attachment 1 for the plane boundary diagram of the land parcel to be assigned.

The vertical boundary of the land parcel to be assigned hereunder is with / as the upper limit and / as the lower limit, between which the altitude difference is / m. See Attachment 2 for the vertical boundary of the land parcel to be assigned.

The spatial range of the land parcel to be assigned is the space formed by the vertical plane of foregoing boundary points and the upper and lower limit plane.

Article 5	The land parcel to be assigned hereunder shall be used for industrial purpose.

Article 6

The Assignor agrees to deliver the land parcel subject to assignment to the Assignee prior to June 16, 2013, and agrees that the land parcel to be delivered shall satisfy the conditions as provided in Paragraph (I) of this Article:

(I)	The ground leveling shall reach / ;

The surrounding infrastructure shall reach       /                 ;

(II)	The current land conditions shall be / .

Article 7

The period for the assignment of the state-owned construction land use right hereunder shall be 50 years, calculating from the land delivery date as agreed on in Article 6 hereof. Where the assignment procedure is handled for the previously allocated (leased) state-owned construction land use right, the assignment period shall be calculated as of the contract execution date.

Article 8

The assignment fee for the state-owned construction land use right hereunder is RMB (in words) Forty Six Million Yuan (in figures: RMB 46,000,000 Yuan), and the unit price per square meter is RMB (in words) TWO HUNDRED AND EIGHTY ONE YUAN POINT ONE TWO (in figures: RMB 281.12 Yuan).

Article 9	The deposit for the land parcel hereunder shall be RMB (in words) / Yuan (in figures: / Yuan), which shall be set off as the land assignment fee.

Article 10	The Assignee agrees to pay the assignment fee for the state-owned construction land use right hereunder to the Assignor in compliance with the provisions of [Paragraph (I)] of this Article:

(I)	Pay up the assignment fee for the state-owned construction land use right within 8 days from the date of conclusion of the Contract;

(II)	Pay the assignment fee in / installments for the state-owned construction land use right to the Assignor subject to the following time and amount:

Where the Assignee pays the assignment fee for the state-owned construction land use right in installments, the Assignee agrees that, while paying the second and subsequent installments of assignment fee for the state-owned construction land use right, it shall pay interest to the Assignor subject to the loan rate released by the People’s Bank of China prevailing at the time of payment of the first installment.

Article 11

The Assignee shall, upon the full payment of the assignment fee for the land parcel hereunder as agreed in the Contract, apply for the registration of assignment of state-owned construction land use right with this Contract and relevant supporting documents such as the payment voucher(s) of assignment fee, etc.

Chapter III Land Development, Construction and Utilization

Article 12	The Assignee agrees that the development and investment intensity of the land parcel hereunder shall be subject to Paragraph (I) of this Article as stipulated below:

(I)

Where the land parcel hereunder will be used for industrial project construction, the Assignee agrees that the total fixed assets investment for the land parcel hereunder shall be no less than RMB (in words) SIX HUNDRED THIRTEEN MILLION SIX HUNDRED AND THIRTEEN THOUSAND SIX HUNDRED Yuan as approved or registered, (in figures: RMB 613,613,600 Yuan), and that the investment intensity shall be no less than RMB (in words) THREE THOUSAND SEVEN HUNDRED AND FORTY NINE YUAN POINT NINE NINE (in figures: 3749.99 Yuan) for every square meter. The total fixed assets investment for the land parcel hereunder shall include buildings, structures and auxiliary facilities, equipments and assignment fee, etc.

(II)

Where the land parcel hereunder will be used for non-industrial project construction, the Assignee agrees that the total development and investment sum for the land parcel hereunder shall be no less than RMB (in words)   /    Yuan (in figures: RMB   /  Yuan).

Article 13

Where the Assignee newly builds any buildings, structures and auxiliary facilities within the land parcel hereunder, the said buildings, structures and auxiliary facilities shall meet the planning conditions for assigned land parcels as determined by the municipal (county-level) governmental planning department (see Attachment 3), of which:

Nature of the main building:                /                        ;

Nature of auxiliary building:                /                        ;

Total building area 245445.45                                       sq m;

The floor area ratio shall be no more than 1.50   and no less than 0.70                  ;

The height limit for building shall be               /                        ;

The building density shall be no more than /   and no less than   30%                ;

The greening ratio shall be no more than    20%    and no less than   /                  ;

Other requirements on land utilization                /                                .

Article 14	The Assignee agrees that the supporting facilities for the construction of the land parcel hereunder shall be subject to Paragraph (I) of this Article:

(I)

Where the land parcel hereunder will be used for industrial project construction, pursuant to the planning and designing conditions determined by the planning department, the land area used for administration and living service facilities of the enterprise within the assigned land parcel hereunder shall not exceed 7 % of the area of land parcel hereunder, namely 11454 sq m, and the building area shall not exceed 17181 sq m. The Assignee agrees not to construct non-productive facilities such as residential blocks, specialist buildings, hotels, guest houses or training centers within the land parcel scope hereunder.

(II)

Where the land parcel hereunder will be used for residential project construction, pursuant to the planning and construction conditions determined by the planning and construction administration authority, the total dwelling houses within the land parcel assigned hereunder shall not be less than / sets, out of which the dwelling houses with building area under 90 sq m shall be no less than / sets, and the dwelling type shall be / . The area of dwelling houses with building area under 90 sq m within the land parcel scope hereunder shall account for no less than / % out of the total development and construction area of the land parcel. With respect to the governmental security houses such as affordable houses and low-rent houses to be constructed as supportive buildings within the land parcel scope hereunder, the Assignee agrees to follow Paragraph / of the following upon completion:

1. Delivering to the government;

2. Being repurchased by the government;

3. Implementing relevant provisions by the government regarding construction and sales administration of affordable houses.

4.                 /                  .

Article 15	The Assignee agrees to construct the following supportive projects within the land parcel scope hereunder and deliver the same to the government without compensation:

 /

Article 16	The Assignee agrees that the land parcel construction project hereunder shall commence prior to May 16, 2014 and be completed prior to May 16, 2017.

In case the Assignee cannot commence the project as scheduled, it shall submit application for postponement to the Assignor 30 days in advance. Subject to the approval of the Assignor, the project completion date may be postponed accordingly; nevertheless, the delayed period shall not exceed one year.

Article 17	While engaging in the construction within the land parcel scope hereunder, the Assignee shall follow relevant provisions regarding the interfaces and connection points of water supply, gas supply, waste water discharge and other facilities with any main pipes or transformer substations outside the land parcel.

The Assignees agrees that the government may, for the purpose of public utilities, lay various pipes and pipelines through, across or in and out of the land parcel assigned hereunder; however, the government or public utilities construction entity shall give reasonable compensation to the Assignee in case the said work affects the function of the land parcel hereunder.

Article 18

The Assignee shall utilize the land in line with the Contract with respect to land purpose and floor area ratio and no alteration shall be made without permission. Within the assignment period, both Parties agree to follow Paragraph (I) of this Article if the land purpose has to be altered against the provisions of the Contract:

(I)	The Assignor shall take back the construction land use right with compensation;

(II)

Go through the review and approval procedures for changing the land use purpose, execute the agreement for the modification of contract on assignment of state-owned construction land use right or re-execute the contract on assignment of state-owned construction land use right, subsequent to which the Assignee shall pay a supplementary assignment fee for the construction land use right with the amount being the difference of the evaluated market value of the construction land use right between the approved new use purpose and the original use purpose, and shall go through land alteration registration.

Article 19

Within the use period of the land parcel hereunder, the government reserves the right to plan and adjust the land parcel hereunder. Where there is any alteration to the original planning, the existing buildings in the land parcel shall not be affected; while the rebuilding, renovation and reconstruction of buildings, structures and auxiliary facilities on the land parcel within the use period shall be subject to the then valid planning, the same applies when applying for renewal upon the expiry of the use period.

Article 20

The Assignor shall not, prior to the expiry of the use period as agreed herein, withdraw the state-owned construction land use right as legally used by the Assignee; whilst under special conditions where it is necessary to take back the state-owned construction land use right in advance to satisfy the public interests, the Assignor shall go through the legal procedures for approval and compensate the land user in consideration of the value of the buildings, structures and auxiliary facilities on the land parcel, the evaluated market price of the state-owned construction land use right for the remaining period and the direct loss determined upon assessment .

Chapter IV Transfer, Leasing and Pledge of the State-Owned Construction Land Use Right

Article 21

After the Assignee has paid the full assignment fee for the state-owned construction land use right as agreed herein and has obtained the state-owned land use certificate, it shall have the right to transfer, lease and pledge the state-owned construction land use right wholly or partially, whilst the conditions stated in Paragraph (I) of this Article shall be met for first transfer:

(I)	Investing and developing as agreed on herein and completing over 25% of the total development and investment sum;

(II)	Investing and developing as agreed on herein and having met the conditions of industrial use or other purpose.

Article 22	The transfer, leasing and pledge contract for the state-owned construction land use right shall not violate the provisions of national laws and regulations and the agreement herein.

Article 23

Upon the whole or partial transfer of state-owned construction land use right, the rights and obligations specified in the Contract and the land registration documents shall be transferred forthwith. The use period of the state-owned construction land use right shall be the result after subtracting the already used period from the use period agreed on in the Contract.

Upon the whole or partial leasing of the state-owned construction land use right hereunder, the rights and obligations specified in the Contract and the land registration documents shall still be assumed by the Assignee.

Article 24

Where the state-owned construction land use right is transferred or pledged, both Parties in the transfer or pledge shall apply for the land alteration registration with land and resources administration department, presenting the Contract and corresponding transfer or pledge contract and state-owned land use certificate.

Chapter V Expiration of Use Period

Article 25

In case the land user intends to continue to use the land parcel hereunder upon the expiration of the use period as agreed herein, it shall submit the renewal application to the Assignor at least one year in advance, with respect to which the Assignor shall approve except it is necessary to take back the land parcel for the sake of public interests.

The use right of land for residence construction shall be automatically renewed upon expiry.

Where the Assignor agrees to renew the use period, the land user shall, pursuant to law, go through the compensation-based land use formalities such as assignment or leasing, re-execute the compensation-based land use contract like assignment contract or leasing contract, and pay the land use fees such as assignment fee or rent.

Article 26

Upon the expiration of the land assignment period, if the land user applies for renewal but does not get approval for the sake of public interests, the land user shall return the state-owned land use certificate and go through the cancellation registration of state-owned construction land use right pursuant to relevant provisions, and the Assignor may take back the state-owned construction land use right without compensation. The Assignor and the land user agree that Paragraph (I) of this Article shall be applied regarding the buildings, structures and auxiliary facilities on the land parcel hereunder:

(I)

The Assignor will take back the buildings, structures and auxiliary facilities on the land parcel and compensate the land user appropriately in line with the residual value of the buildings, structures and auxiliary facilities on the land parcel at the time of take-back;

(II)	The Assignor will take back the buildings, structures and auxiliary facilities on the land parcel without any compensation.

Article 27

Where the land use period expiries and the land user fails to apply for renewal, the land user shall return the state-owned land use certificate and go through the cancellation registration of state-owned construction land use right pursuant to relevant provisions, and the Assignor may take back the state-owned construction land use right without compensation. The buildings, structures and auxiliary facilities on the land parcel will be taken back by the Assignor without any compensation, while the land user shall maintain the normal functions of the buildings, structures and auxiliary facilities on the land parcel without any intentional destruction. Where the buildings, structures and auxiliary facilities on the land parcel fails to function normally, the Assignor may require the land user to remove or dismantle the buildings, structures and auxiliary facilities on the land parcel and restore the ground to a leveled condition.

Chapter VI Force Majeure

Article 28

Either party hereto may be exempted from any responsibility for any non-performance of the Contract in part or in whole due to any Force Majeure, while the affected party shall, if possible, take all necessary remedial measures to minimize the loss caused by Force Majeure. However, in the event that the Force Majeure occurs when the affected party delays its contractual performance, such exemption shall not be applied.

Article 29

The party affected by Force Majeure shall, within 7 days from the occurrence of such Force Majeure, inform the other party of the Force Majeure in writing with letter, telegraph or fax, etc., and shall, within 15 days from the occurrence of such Force Majeure, deliver to the other party the report and certificate(s) evidencing that the Contract cannot be performed wholly or partially or the contractual performance need to be postponed.

Chapter VII Liability for Breach

Article 30

The Assignee shall, pursuant to the agreement in the Contract, pay the assignment fee for the state-owned construction land use right as scheduled. In the event that the Assignee fails to do so, it shall pay liquidated damages to the Assignor equivalent to 1 ‰ of the overdue amount on a daily basis since the date of default; where the Assignee fails to pay the assignment fee beyond sixty days and still fails to pay the sum upon being urged by the Assignor, the Assignor shall be entitled to cancel the Contract without returning the deposit, and request the Assignee to compensate for the loss incurred thereby.

Article 31

Where the Assignee intends to terminate the project investment and construction due to its own cause, and applies to the Assignor for termination of contract performance and returning the assigned land, the Assignor, upon submitting the case to the people’s government originally approving the land assignment and subject to the approval of the people’s government, may return (without interest) to the Assignee the whole or partial assignment fee for the state-owned construction land use right except for the deposit agreed on herein pursuant to the following conditions, take back the state-owned construction land use right without making compensation for the buildings, structures or auxiliary facilities constructed on the land parcel, in addition, the Assignor may require the Assignee to clear off the buildings, structures or auxiliary facilities constructed on the land parcel and restore the ground to a leveled condition; however, the Assignor shall make reasonable compensation to the Assignee in case the former desires to further utilize the buildings, structures or auxiliary facilities constructed on the land parcel:

(I)

In case the Assignee applies to the Assignor at least 60 days prior to the maturity of one year upon the construction commencement date as agreed in the Contract, the Assignor will return the assignment fee already paid for the state-owned construction land use right to the Assignee upon deducting the deposit;

(II)

In case the Assignee applies to the Assignor after one year but less than two years from the construction commencement date and at least 60 days prior to the maturity of two years upon the construction commencement date as agreed in the Contract, the Assignor will return the rest of the assignment fee for the state-owned construction land use right to the Assignee upon deducting the deposit agreed on herein and charge for idle land pursuant to relevant provisions.

Article 32

In case the Assignee causes the land idling over one year yet less than two years, it shall pay the charge for idle land pursuant to law; if land idling lasts up to two years and construction work is not commenced, the Assignor shall be entitled to take back the state-owned construction land use right without compensation.

Article 33

In case the Assignee fails to commence the construction work on the date as agreed on herein or on any delayed date as otherwise agreed, it shall pay liquidated damages to the Assignor equivalent to 0.55 ‰ of the total assignment fee for the state-owned construction land use right for each day in delay, and the Assignor has the right to require the Assignee to continue performing the Contract.

In case the Assignee fails to complete the construction work on the date as agreed herein or on any delayed date as otherwise agreed on, it shall pay liquidated damages to the Assignor equivalent to 0.55 ‰ of the total assignment fee for the state-owned construction land use right for each day in delay.

Article 34

Where the total fixed assets investment for the project, the investment intensity and the total investment sum fail to meet the standards as agreed in the Contract, the Assignor may, subject to the ratio of the actual difference out of the agreed total investment sum and the investment intensity, require the Assignee to pay liquidated damages equivalent to the same ratio of the assignment fee for the state-owned construction land use right and require the Assignee to continue performing the Contract.

Article 35

In case any index, including the floor area ratio of buildings and building density in the land parcel hereunder, is lower than the minimum standards contained herein, the Assignor may, subject to the ratio of the actual difference out of the agreed minimum standards, require the Assignee to pay liquidated damages equivalent to the same ratio of assignment fee for the state-owned construction land use right, and has the right to require the Assignee to continue performing the Contract; in case any index, including the floor area ratio of buildings and building density in the land parcel hereunder, is higher than the maximum standards contained herein, the Assignor has the right to take back the area beyond the maximum standards, and may, subject to the ratio of the actual difference out of the agreed maximum standards, require the Assignee to pay liquidated damages equivalent to the same ratio of assignment fee for the state-owned construction land use right.

Article 36

In case any index among the greening ratio of industrial construction projects, ratio of land for enterprise administration and living service facilities, building area of enterprise administration and living service facilities is beyond the agreed standards herein, the Assignee shall pay liquidated damages equivalent to 1 ‰ of the assignment fee for the land parcel hereunder to the Assignor, and shall dismantle the relevant greening and building facilities at its own cost.

Article 37

Where the Assignee pays the assignment fee for the state-owned construction land use right as agreed herein, the Assignor shall deliver the assigned land as scheduled herein. In case the Assignee is caused to delay the possession of the land parcel hereunder due to the failure of the Assignor in timely delivering the land, the Assignor shall, for each overdue day, pay liquidated damages to the Assignee equivalent to 1 ‰ of the assignment fee for the state-owned construction land use right paid by the Assignee, and the land use period shall be calculated from the date when the land is actually delivered. Where the Assignor delays to deliver the land for over 60 days and fails to deliver the land even upon being urged by the Assignee, the Assignee shall be entitled to cancel the Contract, and the Assignor shall return doubled deposit paid by the Assignee and shall return the rest of the paid-up assignment fee for the state-owned construction land use right; in addition, the Assignee may request the Assignor to compensate for damages incurred thereby.

Article 38

Where the Assignor fails to deliver the land as scheduled, or delivers the land in conditions not as agreed herein or change the land use conditions unilaterally, the Assignee has the right to require the Assignor to perform the contractual obligations pursuant to the conditions stipulated and compensate for the direct loss incurred to the Assignee due to such delayed performance. The land use period shall be calculated from the date when the land meets the agreed conditions.

Chapter VIII Applicable Laws and Settlement of Dispute

Article 39	The conclusion, effectiveness, interpretation, performance and dispute settlement of the Contract shall be governed by laws of the People’s Republic of China.

Article 40

Any dispute arising from the performance of the Contract shall be resolved through consultation between both parties, in case no agreement can be reached through consultation, such dispute shall be resolved in the way as agreed in Paragraph (I) of this Article:

(I)	Submit to Handan Arbitration Committee for arbitration;

(II)	Resort to the People’s Court pursuant to law.

Chapter IX Additional Provisions

Article 41	The Contract shall come into force on the date of execution by both parties after the land parcel assignment proposal hereunder has been approved by the People’s Government of Wu’an City.

Article 42

Both parties hereto shall ensure the name, mailing address, telephone number, fax, bank of account, agent and other information filled in the Contract are authentic and valid. In case of any alteration of the said information, the altering party shall inform the other party in writing within fifteen (15) days from the date of alteration, otherwise, it shall assume any liability of failure to give timely notice thereby incurred.

Article 43	The Contract and attachments hereto have XXX pages in total. The Chinese version shall prevail.

Article 44	The Contract price, amount, area and other numbers shall be expressed in both words and figures with the equal amounts, in case of any difference between words and figures, the words shall prevail.

Article 45	Anything uncovered herein may be agreed on and entered into as attachments to this Contract by both Parties, which shall have the same legal effect as this Contract.

Article 46	The Contract is made in triplicate, with one copy for the Assignor and one for the Assignee respectively; all copies have the same legal effect.

Assignor (seal): [seal:]	Land and Resources Bureau of Wu’an City 1304810007300	Assignee (seal): [seal:]	North Altair Nanotechnologies Co., Ltd. 1304810017951
Legal representative (Authorized agent) (Signature): [signature]		Legal representative (Authorized agent): (Signature): [signature]